Exhibit 99.1

Global Partners Reports Fourth-Quarter and Full-Year 2022 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--February 27, 2023--Global Partners LP (NYSE: GLP) (“Global” or the “Partnership”) today reported financial results for the fourth quarter and full year ended December 31, 2022.

“Our fourth-quarter and full-year 2022 performance demonstrates the resilience of our business model, the strength of our assets and the value that our team delivers for customers at our gas stations, convenience markets and liquid energy terminals every day,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “We navigated a constrained supply chain and steep commodity price volatility throughout the year. Diligent planning, effective fuel inventory management and solid execution by the entire team allowed us to drive increased profitability, highlighted by healthy margin contributions from all three segments of our business.

“For the fourth quarter, our Wholesale segment product margin more than doubled from the same period in 2021, as market conditions and effective management of our inventories amid sustained backwardation in the distillates markets combined to drive strong margin capture. In our Gasoline Distribution and Station Operations (GDSO) segment, we continued to benefit from higher retail fuel margins and increased activity at our convenience stores, in part as a result of our recent acquisitions. Our Commercial segment also capped 2022 with a strong fourth quarter, as bunkering activity remained robust.”

Financial Highlights

Net income was $57.5 million, or $1.54 per diluted common limited partner unit, for the fourth quarter of 2022 compared with net income of $19.3 million, or $0.44 per diluted common limited partner unit, in the same period of 2021.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $105.3 million in the fourth quarter of 2022 compared with $65.7 million in the same period of 2021.

Adjusted EBITDA was $106.9 million in the fourth quarter of 2022 versus $66.0 million in the same period of 2021.

Distributable cash flow (DCF) was $57.3 million in the fourth quarter of 2022 compared with $30.5 million in the same period of 2021.

Gross profit in the fourth quarter of 2022 was $281.6 million compared with $193.1 million in the same period of 2021, driven primarily by increases in the GDSO and Wholesale segments.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $303.8 million in the fourth quarter of 2022 compared with $214.4 million in the same period of 2021.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and twelve months ended December 31, 2022, and 2021.

GDSO segment product margin was $223.2 million in the fourth quarter of 2022 compared with $177.0 million in the same period of 2021. Product margin from gasoline distribution increased to approximately $156.0 million from $119.7 million in the year earlier period, primarily due to higher fuel margins (cents per gallon) and an increase in volume sold due to our recent acquisitions. Product margin from station operations increased to $67.2 million from $57.3 million in the fourth quarter of 2021, primarily due to increased convenience store sales in part as a result of the Partnership’s recent acquisitions.

Wholesale segment product margin was $70.7 million in the fourth quarter of 2022 compared with $32.6 million in the same period of 2021. The increase was primarily driven by more favorable market conditions in other oils and related products, primarily in distillates, partly offset by less favorable market conditions in gasoline and gasoline blendstocks, largely ethanol.

Commercial segment product margin was $9.9 million in the fourth quarter of 2022 compared with $4.8 million in the same period of 2021, primarily reflecting an increase in bunkering activity.

Total sales were $4.4 billion in the fourth quarter of 2022 compared with $4.1 billion in the same period of 2021. Wholesale segment sales were $2.6 billion in the fourth quarter of 2022 compared with $2.5 billion in the same period of 2021. GDSO segment sales were $1.5 billion in the fourth quarter of 2022 versus $1.3 billion in the same period of 2021. Commercial segment sales were $0.3 billion in each of the fourth quarters of 2022 and 2021.

Total volume was 1.4 billion gallons in the fourth quarter of 2022 compared with 1.5 billion gallons in the same period of 2021. Wholesale segment volume was 860.1 million gallons in the fourth quarter of 2022 compared with 1.0 billion gallons in the same period of 2021. GDSO volume was 419.3 million gallons in the fourth quarter of 2022 compared with 400.5 million gallons in the same period of 2021. Commercial segment volume was 100.6 million gallons in the fourth quarter of 2022 compared with 118.9 million gallons in the same period of 2021.

Recent Developments

  In December 2022, Global entered into a purchase agreement with Gulf Oil Limited Partnership pursuant to which Global will acquire five refined-products terminals for $273 million in cash. The terminals, located in Connecticut, Maine, Massachusetts and New Jersey, have an aggregate storage capacity of approximately 3.9 million barrels. The transaction is expected to close in the first half of 2023, subject to customary closing conditions, including regulatory approval.
  The Partnership donated $2 million to provide heating oil for communities in need across seven Northeast states. The donation, distributed to local nonprofit entities serving low-income households, will provide heating fuel for an estimated 4,000 households this winter.
  Global announced a cash distribution of $1.5725 per unit on all of its outstanding common units from October 1, 2022 through December 31, 2022, consisting of a quarterly distribution of $0.6350 per unit, or $2.54 per unit on an annualized basis, and a one-time special distribution of $0.9375 per common unit. The distribution was paid on February 14, 2023 to unitholders of record as of the close of business on February 8, 2023. Global GP LLC agreed to waive its incentive distribution rights with respect to the one-time special distribution.

Business Outlook

“Our vertically integrated assets, adaptable operating model and strong balance sheet position us well for 2023,” Slifka concluded. “While macroeconomic uncertainty remains, we continue to focus on driving returns for unitholders through a combination of organic growth, strategic acquisitions and operational efficiency.”

Financial Results Conference Call

Management will review the Partnership’s fourth-quarter and full-year 2022 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

Please plan to dial in to the call at least 10 minutes prior to the start time. The call also will be webcast live and archived on Global Partners’ website, https://ir.globalp.com.

About Global Partners LP

With approximately 1,700 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historical level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Sales	$4,426,951	$4,091,895	$18,877,886	$13,248,277
Cost of sales	4,145,395	3,898,767	17,780,237	12,529,014
Gross profit	281,556	193,128	1,097,649	719,263

Costs and operating expenses:
Selling, general and administrative expenses	80,838	57,849	263,112	212,878
Operating expenses	117,964	92,734	445,271	353,582
Amortization expense	2,117	2,573	8,851	10,711
Net loss (gain) on sale and disposition of assets	1,595	169	(79,873)	(506)
Long-lived asset impairment	-	192	-	380
Total costs and operating expenses	202,514	153,517	637,361	577,045

Operating income	79,042	39,611	460,288	142,218

Interest expense	(19,682)	(19,747)	(81,259)	(80,086)

Income before income tax expense	59,360	19,864	379,029	62,132

Income tax expense	(1,884)	(547)	(16,822)	(1,336)

Net income	57,476	19,317	362,207	60,796

Less: General partner's interest in net income, including
incentive distribution rights	1,768	1,000	7,138	3,581
Less: Preferred limited partner interest in net income	3,463	3,463	13,852	12,209

Net income attributable to common limited partners	$52,245	$14,854	$341,217	$45,006

Basic net income per common limited partner unit (1)	$1.54	$0.44	$10.06	$1.33

Diluted net income per common limited partner unit (1)	$1.54	$0.44	$10.02	$1.31

Basic weighted average common limited partner units outstanding	33,943	33,953	33,935	33,942

Diluted weighted average common limited partner units outstanding	33,999	34,080	34,044	34,278
(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$4,040	$10,849
Accounts receivable, net	478,837	411,194
Accounts receivable - affiliates	2,380	1,139
Inventories	566,731	509,517
Brokerage margin deposits	23,431	33,658
Derivative assets	19,848	11,652
Prepaid expenses and other current assets	73,992	87,076
Total current assets	1,169,259	1,065,085

Property and equipment, net	1,218,171	1,099,348
Right of use assets, net	288,142	280,284
Intangible assets, net	26,854	26,014
Goodwill	427,780	328,135
Other assets	30,679	32,299

Total assets	$3,160,885	$2,831,165

Liabilities and partners' equity
Current liabilities:
Accounts payable	$530,940	$353,296
Working capital revolving credit facility - current portion	153,400	204,700
Lease liability - current portion	64,919	62,352
Environmental liabilities - current portion	4,606	4,642
Trustee taxes payable	42,972	44,223
Accrued expenses and other current liabilities	156,964	138,733
Derivative liabilities	17,680	31,654
Total current liabilities	971,481	839,600

Working capital revolving credit facility - less current portion	-	150,000
Revolving credit facility	99,000	43,400
Senior notes	741,015	739,310
Long-term lease liability - less current portion	231,427	228,203
Environmental liabilities - less current portion	64,029	48,163
Financing obligations	141,784	144,444
Deferred tax liabilities	66,400	56,817
Other long-term liabilities	57,305	53,461
Total liabilities	2,372,441	2,303,398

Partners' equity	788,444	527,767

Total liabilities and partners' equity	$3,160,885	$2,831,165

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$13,973	$23,910	$106,982	$86,289
Other oils and related products	59,387	10,849	190,077	65,429
Crude oil	(2,656)	(2,183)	(9,362)	(12,845)
Total	70,704	32,576	287,697	138,873
Gasoline Distribution and Station Operations segment:
Gasoline distribution	155,944	119,755	588,676	413,756
Station operations	67,222	57,314	267,941	233,881
Total	223,166	177,069	856,617	647,637
Commercial segment	9,931	4,797	40,973	15,604
Combined product margin	303,801	214,442	1,185,287	802,114
Depreciation allocated to cost of sales	(22,245)	(21,314)	(87,638)	(82,851)
Gross profit	$281,556	$193,128	$1,097,649	$719,263

Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$57,476	$19,317	$362,207	$60,796
Depreciation and amortization	26,224	26,069	104,796	102,241
Interest expense	19,682	19,747	81,259	80,086
Income tax expense	1,884	547	16,822	1,336
EBITDA (1)	105,266	65,680	565,084	244,459
Net loss (gain) on sale and disposition of assets	1,595	169	(79,873)	(506)
Long-lived asset impairment	-	192	-	380
Adjusted EBITDA (1)	$106,861	$66,041	$485,211	$244,333

Reconciliation of net cash (used in) provided by operating activities to EBITDA and Adjusted EBITDA
Net cash (used in) provided by operating activities	$(96,910)	$(48,839)	$479,996	$50,218
Net changes in operating assets and liabilities and certain non-cash items	180,610	94,225	(12,993)	112,819
Interest expense	19,682	19,747	81,259	80,086
Income tax expense	1,884	547	16,822	1,336
EBITDA (1)	105,266	65,680	565,084	244,459
Net loss (gain) on sale and disposition of assets	1,595	169	(79,873)	(506)
Long-lived asset impairment	-	192	-	380
Adjusted EBITDA (1)	$106,861	$66,041	$485,211	$244,333

Reconciliation of net income to distributable cash flow
Net income	$57,476	$19,317	$362,207	$60,796
Depreciation and amortization	26,224	26,069	104,796	102,241
Amortization of deferred financing fees	1,348	1,221	5,432	5,031
Amortization of routine bank refinancing fees	(1,139)	(1,012)	(4,596)	(4,064)
Maintenance capital expenditures	(26,600)	(15,119)	(54,444)	(43,254)
Distributable cash flow (1)(2)(3)	57,309	30,476	413,395	120,750
Distributions to preferred unitholders (4)	(3,463)	(3,463)	(13,852)	(12,209)
Distributable cash flow after distributions to preferred unitholders	$53,846	$27,013	$399,543	$108,541

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash (used in) provided by operating activities	$(96,910)	$(48,839)	$479,996	$50,218
Net changes in operating assets and liabilities and certain non-cash items	180,610	94,225	(12,993)	112,819
Amortization of deferred financing fees	1,348	1,221	5,432	5,031
Amortization of routine bank refinancing fees	(1,139)	(1,012)	(4,596)	(4,064)
Maintenance capital expenditures	(26,600)	(15,119)	(54,444)	(43,254)
Distributable cash flow (1)(2)(3)	57,309	30,476	413,395	120,750
Distributions to preferred unitholders (4)	(3,463)	(3,463)	(13,852)	(12,209)
Distributable cash flow after distributions to preferred unitholders	$53,846	$27,013	$399,543	$108,541

(1) EBITDA, Adjusted EBITDA and distributable cash flow for the twelve months ended December 31, 2021 include a $6.6 million expense for compensation and benefits resulting from the passing of the Partnership's general counsel in May of 2021 and a $3.1 million expense for compensation resulting from the retirement of the Partnership's former chief financial officer in August of 2021. The $6.6 million expense relates to contractual commitments including the acceleration of grants previously awarded as well as a discretionary award in recognition of service.

(2) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(3) Distributable cash flow for the twelve months ended December 31, 2022 includes a net gain on sale and disposition of assets of $79.9 million, primarily related to the sale of the Partnership's terminal in Revere, Massachusetts in June of 2022.

(4) Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Contacts

Gregory B. Hanson
Chief Financial Officer
Global Partners LP
(781) 894-8800

Sean T. Geary
Chief Legal Officer and Secretary
Global Partners LP
(781) 894-8800